Table of Contents

Exhibit 99.6

July 14, 2010

FORM OF EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon
101 Barclay Street – 4E
New York, NY 10286
Attention: International Corporate Trust

Ladies and Gentlemen:

Coca-Cola FEMSA, S.A.B. de C.V. a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (the “Company”) proposes to make an offer to exchange (the “Exchange Offer”) up to U.S.$500,000,000 aggregate principal amount of its 4.625% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”) for a like principal amount of its 4.625% Senior Notes due 2020 (the “Original Notes”).  The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated               , 2010 (the “Prospectus”), proposed to be distributed to all record holders of the Original Notes.  The Original Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

The Company hereby appoints The Bank of New York Mellon to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer.  References hereinafter to “you” shall refer to The Bank of New York Mellon.

The Exchange Offer is expected to be commenced by the Company on or about
                 , 2010.  The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Original Notes or interests therein to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Original Notes tendered in connection therewith.  The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message transmitted to the Exchange Agent by the Book-Entry Transfer Facility participants in accordance with ATOP, and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on               , 2010 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”).  Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving written notice to you before 9:00 a.m. New York City time, on the business day following the previously scheduled Expiration Date.

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The Company expressly reserves the right to delay, to amend or to terminate the Exchange Offer, and not to accept for exchange any Original Notes or interests therein not theretofore accepted for exchange, upon the nonoccurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Terms of the Exchange Offer—Conditions of the Exchange Offer.”  The Company will give oral (promptly confirmed in writing before any applicable action by you is required) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1.      You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2.      You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, the Letter of Transmittal, the Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant and the Notice of Guaranteed Delivery (as such terms are defined in the Prospectus) (the “Exchange Offer Materials”) or such other forms as may be approved from time to time by the Company, to all holders of the Original Notes requesting such documents and to accept and comply with requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer.  The Company, at its expense, will furnish you with copies of such documents on your request.  All other requests for information relating to the Exchange Offer shall be directed to the Information Agent, D.F. King & Co., Inc., attention:  Tom Long, telephone number (212) 269-5550, at 48 Wall Street, 22nd Floor, New York, New York 10005.

3.      You will establish a book-entry account with respect to the Original Notes at The Depository Trust Company (the “Book‑Entry Transfer Facility”) for purposes of the Exchange Offer promptly after the date of the Prospectus, or, if you already have established an account with the Book‑Entry Transfer Facility suitable for the Exchange Offer, you will identify such pre-existing account to be used in the Exchange Offer and any financial institution that is a participant in the Book‑Entry Transfer Facility’s system may make book‑entry delivery of the Original Notes by causing the Book‑Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book‑Entry Transfer Facility’s procedure for such transfer.

4.      From and after the Effective Time, you are hereby authorized and directed to accept (subject to withdrawal rights described in the Prospectus) electronic instructions in respect of the Original Notes to which the Prospectus relates.  You are authorized to request from any person tendering Original Notes or interests therein such additional documents as you or the Company deem appropriate.  In respect of any electronic instruction accepted by you, you shall have no duty or obligation to verify or confirm that the person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and you shall have no liability for any loss, liability, claim, damage, cost or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information, unless such loss, liability, claim, damage, cost or expense is due to your bad faith. The Company agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to you, including without limitation the risk of you acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

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5.      In the case of the exchange of definitive, non-global Original Notes for Exchange Notes, you are to examine each of the Letters of Transmittal and certificates for Original Notes (or, in the case of the exchange of a book-entry Original Note or an interest therein for Exchange Notes or a book-entry Exchange Note or interest therein, confirmation of book‑entry transfer into your account at the Book‑Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Notes to ascertain whether: (i) in the case of the exchange of definitive, non-global Original Notes for Exchange Notes, the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Original Notes have otherwise been properly tendered.  In each case where documents have been improperly completed or executed or any of the certificates for Original Notes are not in proper form for transfer or any interest in the Original Notes have been improperly tendered or if some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action, subject to the terms and conditions of the Exchange Offer, as may be reasonably necessary or advisable to cause such irregularity to be corrected.

6.      With the approval of the Treasurer or General Counsel of the Company (such approval to be given in writing, or, if given orally, to be promptly confirmed in writing before any applicable action by you is required), or any other party designated in writing, by such an officer, you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Original Notes or interests therein pursuant to the Exchange Offer.

7.      Tenders of Original Notes or interests therein may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this Section 7, Original Notes which the Treasurer or General Counsel of the Company or any other party designated by such an officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval to be given in writing, or, if given orally, to be promptly confirmed in writing before any applicable action by you is required).

The Company shall have the sole authority for the acceptance and/or rejection of any and all tenders made pursuant to the Exchange Offer.

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8.      You shall advise the Company with respect to any Original Notes or interests therein tendered subsequent to the Expiration Date and accept its written instructions with respect to disposition of such Original Notes or interests therein.  If not accepted by the Company, the Original Notes or interests therein, if in your possession, shall be returned by you to the holder.

9.      You shall accept tenders in respect of definitive, non-global Original Notes:

(a)    in cases where Original Notes are registered in two or more names only if signed by all named holders;

(b)   in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c)    from persons other than the registered holder of Original Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

In the case of definitive, non-global Original Notes, you shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the registrar for split‑up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

10.  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you in writing, or if given orally, to be promptly confirmed in writing before any applicable action by you is required, of its acceptance, promptly after the Expiration Date, of all Original Notes or interests therein properly tendered and you, on behalf of the Company, will exchange such Original Notes or interests therein for Exchange Notes or interests therein and direct the trustee for the Original Notes or interests therein to cause such Original Notes to be cancelled.  Delivery of the Exchange Notes or interests therein will be made on behalf of the Company by you on the earliest practicable date following the Expiration Date at the rate of U.S.$1,000 principal amount of Exchange Notes for each U.S.$1,000 principal amount of the corresponding series of Original Notes tendered promptly after notice of acceptance of the Original Notes by the Company (such notice to be given in writing, or, if given orally, to be promptly confirmed in writing before any applicable action by you is required); provided, however, that in all cases, the Original Notes in definitive, non-global form tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or in the case of Original Notes in global form or interests therein, confirmation of book‑entry transfer into your account at the Book‑Entry Transfer Facility), and, in the case of Original Notes in definitive, non-global form, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents.  You shall deliver the Exchange Notes only in denominations of U.S.$100,000 or any integral multiple of U.S.$1,000 in excess thereof.

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11.  Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes or interests therein tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to 5:00 p.m. New York City time on the Expiration Date in accordance with the terms of the Exchange Offer.  You shall, after proper notification of such withdrawal, return such Original Notes to, or in accordance with the instructions of, the holder of such Original Notes and such Original Notes shall no longer be considered properly tendered. Any withdrawn Original Notes may be tendered again following procedures therefore described in the Prospectus at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

12.  The Company shall not be required to exchange any Original Notes or interests therein tendered if any of the conditions set forth in the Exchange Offer are not met.  Notice of any decision by the Company not to exchange any Original Notes or interests therein tendered shall be given promptly in writing, or, if given orally, to be promptly confirmed in writing before any applicable action by you is required, by the Company to you.

13.  If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes or interests therein tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer—Terms of the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes (or effect appropriate book‑entry transfer of interests therein), together with any related required documents and the Letters of Transmittal relating thereto, if any, that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

14.  All certificates for reissued definitive, non-global Original Notes, unaccepted definitive non-global Original Notes or for definitive non-global Exchange Notes shall be forwarded by first‑class mail, postage pre-paid under a blanket surety bond protecting the Exchange Agent and the Company from loss or liability arising out of non-receipt or non-delivery of such certificates.

15.  You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

16.  As Exchange Agent hereunder you:

(a)    shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Company or any third party for any punitive, special, indirect or consequential damages (including but not limited to lost profits), arising in connection with this Exchange Agent Agreement (this “Agreement”).

(b)   shall have no duties or obligations other than those specifically set forth herein , in the Prospectus under the caption “The Exchange Offer,” or as may be subsequently agreed to in writing between you and the Company;

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(c)    will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the Prospectus or of any of the certificates or the Original Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Prospectus or the Exchange Offer;

(d)    shall not be obligated to take any action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

(e)    may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, facsimile or other document or security delivered to you and believed by you in good faith to be genuine and to have been signed or presented by the party or parties;

(f)    may conclusively rely upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons;

(g)   may conclusively rely on and shall be protected in acting upon written or oral (promptly confirmed in writing before any action is required by you) instructions from any authorized officer of the Company with respect to the Exchange Offer;

(h)   may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

(i)     shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes; and

(j)     notwithstanding any provision herein to the contrary, in no event shall you be liable for any failure or delay in the performance of your obligations hereunder because of circumstances beyond your control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond your control whether or not of the same class or kind as specifically named above.

No provision of this Agreement shall require you to expend or risk your own funds or incur any liability or to perform any duty or exercise any right or power under this Agreement unless you receive such security and indemnity reasonably satisfactory to you against any cost, expense or liability (including attorney's fees) which might be incurred by performing any such duty or exercising any such right or power.

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17.  You shall advise by facsimile or email Gerardo Cruz, the Corporate Finance Manager of the Company (at the facsimile number +52 (55) 5292 3473 and the email address: gerardo.cruz@kof.com.mx), Duane McLaughlin, counsel for the Company (at dmclaughlin@cgsh.com) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the aggregate principal amount of Original Notes or interests therein which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received.  In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon written request by the Company made from time to time prior to the Expiration Date of such other information as they may reasonably request.  Such cooperation shall include, without limitation, the granting by you to the Company and such other person as the Company may request of reasonable opportunity for consultation with those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer.  You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes or interests therein tendered, the aggregate principal amount of Original Notes or interests therein accepted and to the extent the information is available to the Exchange Agent, the identity of any participating Broker Dealers and the aggregate principal amount of Exchange Notes delivered to each, and deliver said list to the Company.

18.  Each electronic instruction and any other documents received by you in connection with the Exchange Offer shall be marked by you to show the date and time of the receipt and, if defective, the date and time the last defect was waived by the Company or was cured.  Each electronic instruction in connection with tendering the Original Notes that is accepted by the Company shall be retained in your possession until the Expiration Date.  Upon request of and at the expense of the Company or counsel for the Company and as promptly as practicable thereafter, you will deliver those items to counsel for the Company.  If after the Expiration Date, you receive any electronic instructions from the Book-Entry Transfer Facility participant requesting participation in the Exchange Offer, you will not accept these instructions unless otherwise instructed to do so in writing, or, if given orally, to be promptly confirmed in writing before any applicable action by you is required, by the Company.  Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall, except as provided in Sections 8 and 13, be delivered to the Company.  You shall dispose of any unused Exchange Offer Materials by returning them to the Company.

19.  You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you under this Agreement for the payment of transfer taxes arising by reason of the transactions contemplated by this Agreement. The Company shall pay all transfer taxes, except as otherwise set forth in the Prospectus under the caption “The Exchange Offer—Fees and Expenses.”

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20.  For services rendered as Exchange Agent hereunder, you shall be entitled to a fee as has been separately agreed by you and the Company in writing and reimbursement of your reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses).

21.  You hereby acknowledge receipt of the Exchange Offer Materials.  Any inconsistency between this Agreement, on the one hand, and the Exchange Offer Materials (as they may be amended from time to time), on the other hand, shall be resolved in favor of this Agreement.

22.  The Company covenants and agrees to fully indemnify and hold harmless you and any of your directors, officers, employees or agents against any and all loss, liability, claim, damage, reasonably and documented costs or expenses, including attorneys’ fees and expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with the acceptance or administration of your duties under this Agreement, the exercise of your rights hereunder or your reliance on any instructions from the Company, including, without limitation, the reasonable and documented costs and expenses of enforcing this Agreement against the Company (including this Section 22) and defending yourself against any claim (whether asserted by the Company, any holder or any other person) or liability in connection with the exercise or performance of any of your rights, powers or duties hereunder.  You will notify the Company promptly of any claim of which a responsible officer has received written notice for which you may seek indemnity.  Failure by you to so notify the Company will not relieve the Company of its obligations hereunder.  The provisions of this section shall survive the termination of this Agreement.

23.  You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

24.  You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

25.  This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Without limitation of the foregoing, the parties hereby expressly agree that no holder of Original Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED HEREBY.

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26.  The Company has consented to the non exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan in The City of New York, New York, United States, and any appellate court from any thereof. The Company has appointed CT Corporation System located at 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan in The City of New York in connection with this Agreement.

27.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

28.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

29.  This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.  This Agreement may not be modified orally.

30.  Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic transmission) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

Coca-Cola FEMSA, S.A.B. de C.V.
Guillermo González Camarena No. 600
Centro de Ciudad Santa Fé
01210 México, D.F., México
Facsimile: (011) 52-55-5292-3473
Attention:  Carlos Luis Díaz Sáenz (General Counsel)
                  Ian Craig (Corporate Finance & Treasury Director)

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Telephone: (212) 225-2000
Facsimile: (212) 225-3999
Attention: Jaime A. El Koury

                  Duane McLaughlin

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If to the Exchange Agent:

The Bank of New York Mellon
101 Barclay Street – 4E
New York, NY 10286
Facsimile: (212) 815-5603
Attention: International Corporate Trust

31.  Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18, 19, 20, 22, 23, 24, 25 and 26 shall survive the termination of this Agreement.  Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

32.  This Agreement shall be binding and effective as of the date hereof.  This Agreement shall be binding upon you and your successors and assigns and the Company and its successors and assigns.

[Remainder of Page Intentionally Left Blank]

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Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Coca-Cola FEMSA, S.A.B. de C.V.

By:

Name:

Title:  Attorney-in-Fact

By:

Name:

Title:  Attorney-in-Fact

Accepted as of the date

first above written:

The Bank of New York Mellon, as Exchange Agent

By:

Name:

Title

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